Exhibit 10.7

MASTER SERVICE AGREEMENT

This Service Agreement (“Agreement”) is hereby made and entered into this 5th day of April, 2004 between and among BUY.COM with offices located at 85 Enterprise, Ste. 100, Aliso Viejo, CA 92656 (“Client”) and vCustomer Corporation, a Washington corporation, with offices located at 520 Kirkland Way, Kirkland, Washington, 98033 (“Supplier”). Client and Supplier are also referred to herein as a “party” or collectively as “parties.”

RECITALS

WHEREAS, Client is an e-tailer who sells books, cell phones and services, computer hardware and software, electronics, DVDs, music, toys and more.

WHEREAS, Supplier has considerable experience and capabilities in handling the tasks involved in providing customer service and technical support.

WHEREAS, Client wishes to retain the benefit of Supplier’s experience and capabilities by utilizing certain services of Supplier; and

WHEREAS, Supplier agrees to supply Client with its experience and capabilities of its staff to perform the services set forth herein and Client agrees to use such services;

AGREEMENT

NOW THEREFORE, in consideration of the covenants, conditions, and mutual promises set forth herein the parties hereby agree as follows:

1.	Supplier Scope of Services. Supplier agrees to use its best efforts to provide customer service and technical support for all Client customers via voice, e-mail and chat. Contact support services shall include, but are not limited to, information gathering, problem definition and resolution, record generation and database edits as reasonably required for the prompt completion of the services specified in the Agreement in accordance with the requirements set forth in the Agreement. Supplier agrees to provide all material, equipment, facilities and labor as mutually agreed upon for the prompt completion of the services specified in the Agreement in accordance with the requirements set forth in the Agreement. All services shall be provided in the Supplier’s India facilities.

2.	Client Responsibilities. In order for Supplier to fulfill its obligations under this Agreement, it is necessary that Client cooperates and assists Supplier in Supplier’s performance of its obligations under this Agreement. Therefore, Client agrees to perform in a timely fashion its responsibilities set forth herein in this Agreement. Client agrees to provide the following:

a) Client agrees to provide Supplier with an accurate call arrival forecast to assist in appropriate staffing. Supplier shall participate with Client in the development of these forecasts, with Supplier providing historical data and Client providing new product and promotional information that would affect volumes.

b) Client shall provide all Client products, technical information, troubleshooting guidelines, manuals, knowledgebase and literature necessary to support the services specified in this Agreement (“Client Materials”). Furthermore, Client may provide the distributor access to Client’s proprietary system, network and/or tools (“Client Systems and Tools”) for the sole purpose of Supplier’s performance of the services hereunder. With respect to Supplier’s access to and use of the Client Systems and Tools, Supplier agrees to follow and properly clear such procedures as may be reasonably established by Client from time to time regarding access to and use of the Client Systems and Tools, and Supplier will (i) allow only a single person who is an authorized employee of Client to use each account and password provided by Client to Supplier; (ii) take full responsibility for all employee generated errors that occur under such accounts; (iii) use best available means according to industry standards to ensure that employees and approved contractors of Supplier access the Client Systems and Tools solely through the authorized and proper use of such accounts and passwords; and (iv) maintain, and ensure that its employees and approved subcontractors treat and maintain all accounts and passwords as Client Confidential Information in accordance with the provisions of Section 15. Any Client Materials and/or Client Systems and Tools made accessible to Supplier are made accessible solely for Supplier’s internal use in performing the services set forth in this Agreement, and may not be disclosed, resold, leased, sublicensed or distributed, accessed or used for any other purpose (including, without limitation, on an ASP basis). Such Client Materials and Client Systems and Tools are and shall remain the sole property of Client and must be returned to Client upon termination of this Agreement.

c) Client agrees to provide technical and customer service training to Supplier’s trainer(s) and provide supporting training materials as required. With respect to the foregoing, Client, at its cost, including travel expenses (capped at $1000), shall provide a “train the trainer” course for as long as reasonably necessary for the Supplier to receive the information from Client to a maximum of 2 Supplier employees who will be responsible for training all other Supplier employees and approved subcontractors, and a single course annual follow-up for such trainors. Such course will be presented at Client’s Aliso Viejo, California facility or via telephone, Web or video conferencing at Client’s discretion. All training is subject to the provisions of Section 11 of this Agreement (“Training”).

3.

Supplier Responsibilities. Supplier represents and warrants that it will provide to Client its services in a good and workmanlike manner and as set forth in this Agreement in accordance with the best available means within industry standards. Supplier represents and warrants to Client that Supplier has the capacity to fully perform its services, and that Supplier will perform such services in accordance with the Specifications agreed between Supplier and Client and documented in Exhibit A. Supplier will complete integration and be fully prepared to launch all services by

June 4, 2004 if client has already provided information pursuant to 2(b) and 2(c). Supplier will follow Client’s reasonable directions given from time to time in connection with such integration, and Supplier will cooperate with Client and provide such technical assistance and support that is from time to time during the integration phase reasonably requested by Client, at no additional charge.

4.	Term of Contract. Subject to the provisions of Section 5 of this Agreement (“Termination”), this Agreement shall commence April 1, 2004 (“Effective Date”) and continue in full force for a minimum of one (1) year from the Effective Date. Either party may provide written notice indicating their intention to terminate this Agreement at least sixty (60) days prior to end of the initial one (1) year term. If neither party does so, this Agreement shall automatically renew for an additional one (1) year term, and thereafter shall expire unless renewed in writing by the parties.

5.	Termination. Notwithstanding the provisions of Section 4 of this Agreement, this Agreement may be terminated by either party at any time (i) for the other party’s material breach, upon at least thirty (30) days notice and a reasonable opportunity to cure, or (ii) upon the other party’s bankruptcy, insolvency, general assignment for the benefit of creditors, or ceasing to do business in the normal course. In addition, Client may terminate this Agreement at any time and without cause by providing sixty (60) days prior written notice to Supplier. Upon expiration or termination of this Agreement (except termination by Client under this Section 5, in which case Client may choose such option in its sole discretion), the Supplier must continue to provide support to Client for a period of ninety (90) days thereafter. Both parties shall mutually agree to ramp down the agents to zero (0) within this ninety (90) day period. Upon completion of such ninety (90) day period, each party shall return all Confidential Information (as defined in Section 15 of this Agreement) of the other party, and Supplier shall fully cooperate with Client to facilitate the prompt transfer of all applicable equipment, information, data or other records. The Client and Supplier will also confirm that all moneys owed are collected by either party. No termination of this Agreement shall affect any party’s claim with respect to a breach of this Agreement prior to its termination.

6.	Pricing. See Exhibit A-Pricing Schedule

1.	Client agrees to pay Supplier an amount equal to the pricing agreed upon in the Pricing schedule (See Exhibit A). This pricing includes all services provided by Supplier pursuant to this Agreement, and is Supplier’s sole compensation for all services rendered under this Agreement. [***]

2.	Payment Terms. Supplier invoices to Client shall be based on calendar months and are payable within thirty (30) days of invoice (Net 30 Days).

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

a)	Within ten (10) days from the close of each calendar month, Supplier agrees to provide an invoice for actual billing from the previous month.

b)	In the event of a dispute between Client and Supplier concerning fees, Client must provide a reasonable justification in writing for any invoice disputes within thirty (30) days from the date Client notifies Supplier of the dispute. If no satisfactory resolution is achieved after 30 days from Client’s notification to Supplier of the dispute, the parties will submit their dispute to mediation. Client will continue to remit to Supplier all amounts not in dispute within the normal payment terms established in this Agreement

c)	All amounts payable to Supplier by Client shall be in United States currency (USD), unless otherwise specifically provided in accordance with this Agreement. Client may setoff such amounts by any amounts owed by Supplier to Client hereunder.

d)	Payment method will be in the form of company check, bank draft or bank wire. Bank wire is the preferred method of payment by the Supplier.

e)	All amounts due hereunder do not include any taxes, duties, tariffs or other governmental charges or expenses imposed in connection with this Agreement, and Supplier shall be responsible for payment of all sales, use, excise, value-added or similar tax, fee, tariff or duty arising in connection with this Agreement (including without limitation, any penalties and interest levied on any of the activities conducted or payments made hereunder) and that are not based on Client’s net income. [***]

7.	Forecasting.

Client shall be responsible for providing Supplier with at least [***] rolling call volume forecast each week (Saturday through Friday) that is used for planning purposes only. [***] Both parties understand that forecasting is not an exact science and that actual call volumes will vary from call forecasts.

However, if volumes fall below the committed forecast levels, then Client will be billed the [***] of the Committed Forecast. For the purposes of the [***] calculation, the active Customer Service Representative minutes is equal to the Customer Service Representative call Average Handling Time (AHT) multiplied by the number of Committed Forecast calls.

Supplier is required to meet the minimum staffing level required to meet the forecast provided by the Client.

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

8.	Supplier Staffing. Supplier agrees to provide the following staff for support during the hours of operation described in Exhibit A

a)	Supplier agrees to appoint one dedicated staff member (Account Manager) to coordinate day-to-day operations who will (i) have the authority to act for Supplier and to make Supplier-binding decisions with respect to this Agreement unless otherwise limited herein; (ii) submit material and information requests to Client; (iii) provide access to Supplier’s staff to answer questions; and (iv) provide schedules and plans to Client for Client’s review and/or approval.

(i)	Supplier agrees to recruit and assign technically adept, skilled, customer-service oriented agents dedicated to support Client. All agents shall be trained and certified (and shall maintain any additional training and certification requirements during the term of this Agreement) to the extent necessary for agents to provide such services in accordance with industry standards. Participation is required in ongoing sales promotions offered by Client. All agents are expected to encourage and facilitate the sale of Client products to customers. Client requires that all agents will support all products and all types of contacts. In the case where more than one product is supported, the technicians may be organized, into specialized teams whose members are uniquely trained to support a particular product. In this case, cross training shall occur as appropriate to ensure efficiency and effectiveness in handling contact spikes and to adjust for changes in Client’s business. The following agent skills are desired:

(ii)	Completed college degree;

(iii)	Technical aptitude;

(iv)	Customer Service aptitude

(v)	U.S.-English Langauge aptitude

(vi)	U.S. Cultural training and conflict resolution aptitude

b)	Supplier agrees to have a dedicated quality assurance staff consisting of one team lead employee and one monitor per 15 agents.

c)	Any additional headcount will be approved by Client.

d)

Supplier shall not use any subcontractors to perform work under this Agreement unless expressly authorized by Client in advance and in writing, with such authorization at the sole discretion of Client. In the event Client authorizes Supplier’s use of a subcontractor, prior to the time such subcontractor commences any work under this Agreement, Supplier shall ensure that each such subcontractor executes such documents as required herein and as Client may reasonably request in order to further the purposes of this Agreement. Supplier will: (i) ensure that each such subcontractor will comply with Supplier’s covenants and representations relating to such subcontractor’s performance of any of Supplier’s obligations hereunder, (ii) take full responsibility for such subcontractor’s performance; (iii) acknowledge Client as an express third party beneficiary in all agreements with the subcontractor relating to its performance under this Agreement; and (iv) indemnify, defend and hold Client harmless from and against all third-party claims, demands, suits, actions, judgments, costs and liabilities arising from or relating to any such subcontractor’s failure to comply with the foregoing. Supplier shall be responsible for any breach or violation of this Agreement made by any personnel or approved contractor, and Client shall be entitled to seek damages or other appropriate remedies directly against Supplier when the conduct of Supplier’s personnel or approved contractors breaches or violates any of the terms of this Agreement.

e)	If for any reason Client is not satisfied with any particular Supplier agent, Client shall have the right to identify such agent, and its concerns regarding such agent, to Supplier. If such agent does not improve his/her performance within fifteen (15) days following such notice, Client may request the removal of such agent, and Supplier will ensure the immediate removal of such agent.

9.	Technology. Supplier will use Supplier provided system tools to provide voice support services.

a)	This provision will not apply to:

1.	Outages that are due to any Force Majeure events as set forth in Section 21.

2.	Outages related to Client’s system or network not being accessible to Supplier.

3.	In case of power failure, disaster, or other problems, the contact center operations will remain operational or as stable as possible while proceeding in accordance with an established recovery plan. All contact center operational equipment including switches, network hardware and agent computers must be protected with an uninterruptible power supply (“UPS”) sufficient to carry the load of the contact center during any power outage. This UPS capability must be in place prior to commencement of services. During the term of this Agreement, Supplier shall maintain and provide disaster recovery services as outlined in the Disaster Recovery Plan that is attached as Exhibit C.

b)	Client will provide all U.S. telecommunications, equipment and services necessary to support the Client Systems and Tools; Provided that Client shall not be responsible for any U.S. telecommunications, equipment and/or services required by Supplier to perform the services contemplated hereunder.

c)	Supplier will provide all network and telecommunications for supporting client programs and performing the services hereunder, including, without limitation, all related access and usage charges between Supplier’s US co-location and India.

d)	Supplier agrees to participate in Client’s knowledge management program, which includes new content contribution and usage.

e)	Supplier agrees to provide sufficient rack space to accommodate Client termination equipment, i.e. CSU/DSUs, routers and supporting power equipment including UPS.

f)	Supplier agrees to provide desktop computer systems adequate to successfully operate all Client systems provided and any other systems deemed necessary for each agent. The specific requirements will be reviewed annually and updates made if necessary to ensure the successful agent experience. The current minimum requirements for the desktop computer system for each technician are as follows: Pentium III 300 megahertz (equivalent) or greater, 128 MB RAM, 15” VGA color monitor and ability to operate Client product(s) being supported. Network Infrastructure is required to provide connectivity to allow the proper and quick operation of the database software, e-mail, Internet and other programs necessary to perform the required tasks.

10.	Facilities. Supplier agrees to provide a dedicated work area sufficient to allow productive and effective work and to foster good communication. Work areas for mentors or other technical advisors shall be co-mingled with those of the agents, allowing for the free flow of information and knowledge. Supervisor workstations shall be close to the agents, allowing the supervisor continual access to the agents and to the work being performed.

11.	Training. All training required by this Agreement and associated costs to include agent-training time will be provided by Supplier, unless otherwise specified in this Agreement, or otherwise agreed to by both parties in writing. Training requirements are:

a)	Customer service skill (Supplier provides at no cost);

b)	Basic networking knowledge (Supplier provides at no cost);

c)	New product/procedure or developmental training each month for each staff member. (Supplier provides at no cost).

12.	Quality. Supplier agrees to conduct quality monitoring of all contact center agents. Associated procedures shall be consistent with programs established by Client to ensure Client’s corporate quality needs are met.

a)	Conference calls will be coordinated weekly during the first three months following the launch of the services and bi-monthly thereafter in which individuals from Client and Supplier monitor customer contacts for the purposes of calibrating the quality monitoring system and to ensure that Supplier is assessing quality of service consistent with Client standards as indicated by the quality monitoring system. Scores below the minimum agreed on mark require action plans and reports on progress.

b)	Supplier agrees to provide recommendations to improve the efficiency and effectiveness of the operation. Supplier will proactively provide all information regarding product quality and service to Client in order to optimize product quality and service.

c)	Supplier will provide Client the ability to use real time monitoring tools facilitated by use of the public internet, within 60 days of signing the agreement. Client will provide a modern class workstation PC equipped with Windows XP with a minimum 128kps of internet bandwidth available for this application.

13.	Service Levels Requirements. Supplier hereby represents and warrants that it will perform the services in accordance with Service Levels and volume based pricing as specified in Exhibit A and as mutually agreed to in writing in the future. Supplier shall, during the term of this Agreement, (a) identify industry best practices and ways and means to continuously improve the Service Levels (“Improved Practices”), (b) timely advise Client of such Improved Practices, and (c) at Client’s sole discretion, implement such Improved Practices at Client’s cost to improve the Service Levels and to benefit Client either operationally or financially.

14.	Management Reporting. Supplier agrees to maintain records and provide daily/weekly/monthly/quarterly reports by contact mode showing accessibility, quality, productivity, staffing and other important business performance indicators in a format to be provided by Client. Supplier agrees to provide the following reports to Client:

a)	Daily, weekly, monthly and quarterly reports to Client, formats and information to be determined;

b)	Quality monitoring reports;

c)	Weekly updates outlining operational performance and management issues;

d)	Supplier will host a Quarterly Business Review summarizing performance and management issues. Supplier will deliver the information in a formal presentation to Client management; and

e)	Attached Exhibit B sets forth specific requirements for the foregoing reports as well as additional reports currently required.

15.	Confidentiality. Supplier acknowledges that all electronic files, hard copy documentation, technical or non-technical information or know-how relating to Client’s product, knowledge base, customer information, and customer databases and other materials (“Confidential Information”) received and/or maintained by Supplier with respect to the services specified in this Agreement are confidential and proprietary to Client and its business. All Confidential Information shall remain at all times the sole property of Client. Client will exclusively own all user data and information collected, disclosed, used, or otherwise learned in connection with this Agreement (“User Information”). Supplier hereby represents and warrants that it (a) will not use any of the User Information other than as solely required to perform the services, including, without limitation, for internal quality assurance purposes, and (b) shall at all times comply with the privacy policy for the applicable web site. Notwithstanding anything else herein, all User Information, Client Materials, the Client Systems and Tools, the Client IP and Improvements, Work Product and all information relating to the foregoing shall be the Confidential Information of Client.

Supplier agrees to preserve the confidentiality of all Confidential Information and shall neither disclose nor make use of Confidential Information, except under the express terms of this Agreement.

Supplier may disclose Confidential Information as required by governmental or judicial order, provided that Supplier shall give Client written notice of the order within twenty four (24) hours of Supplier’s receipt thereof. To the extent that any protective order has been issued with respect to disclosure of any Confidential Information, Supplier shall comply with all terms of such order.

Client shall have the right to inspect and audit all Confidential Information maintained by Supplier upon not less than twenty-four (24) hours’ prior notice to Supplier. Client shall further have the right to receive, by e-mail transmission to Client’s designee within twenty-four (24) hours of request, any electronic file maintained by Supplier under this Agreement.

Supplier agrees to return to Client all Confidential Information received or maintained by Supplier under this Agreement within ten (10) days of any request by Client; otherwise, not later than ten (10) days of termination of this Agreement.

16.

No License. Nothing in this Agreement is intended to grant any rights to Supplier under any patent, copyright, trademark, trade name, mask work or other proprietary right of Client, nor shall this Agreement grant Supplier any rights in or to the Confidential Information. Supplier agrees to not reverse engineer, disassemble or decompile any products, prototypes, software or other tangible objects that embody the Confidential Information of Client and that are provided to, or otherwise obtained by, Supplier hereunder. Nothing in this Agreement shall limit or restrict the rights of Client to assert infringement or other intellectual property claims against Supplier.

17.	Proprietary Rights. Client shall be the sole and exclusive owner of any technology created, acquired, owned or licensed by Client (including, without limitation, all Client Materials and the Client Systems and Tools), and any modifications, improvements or derivative works that are suggested, reduced to practive, developed or created by, or on behalf of, Supplier (either alone or jointly with others) in connection with its performance of this Agreement (“Client IP and Improvements”). Supplier acquires no right to transfer, assign, license or otherwise exploit in any manner any portion of Client IP and Improvements for any purpose whatsoever. All right, title, and interest in and to the data or materials produced, created, developed or reduced to practice by, or on behalf of, Supplier (either alone or jointly with others) in the performance of the services called for in this Agreement (“Work Product”) shall remain or become the property of Client and will be treated as Confidential Information of Client. For purposes of clarity, Work Product shall not include (a) any technology, materials, software or other items developed, created, acquired or licensed by Supplier prior to its performance of work under this Agreement or that is developed, created, acquired or licensed by Supplier completely apart from this Agreement and without use of any Client Confidential Information (“Supplier IP”), and (b) the Chat Tool and Email Management System and modifications thereto created by, or on behalf of, Supplier in the performance of the services called for in this Agreement. Supplier hereby irrevocably assigns and agrees to irrevocably assign all rights, title and interest that Supplier has or may acquire in the Client IP and Improvements and in the Work Product; and if Supplier cannot assign, as a matter of law, any of the foregoing rights, Supplier hereby waives and agrees not to assert such rights against Client. If use of any portion of any of the Client Materials, Client Systems and Tools, Work Product or any Client IP and Improvements requires or includes any Supplier IP, and with resepect to the Chat Tool and Email Management System during the term of this Agreement, Supplier grants to Client a royalty-free, worldwide, fully paid-up, perpetual, irrevocable, non-exclusive license in and to such Supplier IP, and to the Chat Tool and Email Management System, with full rights to sublicense, except for the Chat Tool and Email Management System, which may be used on behalf of BuyServices’ services clients but must at all times remain on Buy.com and BuyServices servers, solely in connection with use of any of the Work Product or Client IP and Improvements. With regard to e-mail & chat management tools used in conjunction with Client programs, Supplier shall ensure all tools are at least comparable in quality and performance to current tool(s).

Supplier hereby represents and warrants that: (a) all third-party software or other technology (“Third Party IP”) shall not be incorporated in, or required for use of, any Work Product unless expressly agreed to by Client in advance and in writing, and (b) to the extent that Supplier includes any Third Party IP in any Work Product without such prior written consent of Client, Supplier shall acquire, at its sole expense, all rights in and to such Third Party IP to allow Client to fully use, practice, sell, offer for sale, distribute, copy and generally fully commercialize the Work Product anywhere in the world.

18.	Warranty Disclaimers. EXCEPT FOR THE EXPRESS WARRANTIES PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS OF EITHER PARTY’S WORK OR PRODUCT FOR ANY PARTICULAR PURPOSE. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY, OR TO ANY THIRD PARTY, FOR ANY CONSEQUENTIAL, INCIDENTAL, OR SPECIAL DAMAGES (INCLUDING WITHOUT LIMITATION LOST PROFITS) INCURRED BY EITHER PARTY AS A RESULT OF ANY BREACH BY EITHER PARTY ARISING FROM OR RELATED TO THIS AGREEMENT, EXCEPT FOR INDEMNIFICATION AND CONFIDENTIALITY OBLIGATIONS HEREUNDER.

19.	Indemnification. Supplier agrees to indemnify, hold harmless, and, upon Client’s request, defend Client and Client’s affiliates, subsidiaries, directors, officers, employees, agents and independent contractors from and against all claims, charges, causes of action of any type (whether administrative, regulatory, at law or in equity), liabilities, damages, losses, costs and expenses, including but not limited to interest, penalties, reasonable attorneys’ fees and costs of suit, arising out of or in connection with:

(i)	Supplier’s (or any of its subcontractor’s) failure to fulfill any term of this Agreement, or any allegation, claim or demand, which if true, would constitute Supplier’s (or any of its subcontractor’s) breach of any term, condition, covenant, representation or warranty under this Agreement;

(ii)	Supplier’s (or any of its subcontractor’s) failure to comply with any applicable Federal or foreign, or state or local law, statute, regulation or ordinance;

(iii)	Supplier’s (or any of its subcontractor’s) failure to maintain the confidentiality of Confidential Information;

(iv)	Supplier’s (or any of its subcontractor’s) negligent acts or failure to act;

(v)	Supplier’s tax obligations under Section 6; and/or

(vi)	Supplier’s illegal or negligent use of its (or any of its subcontractor’s) processes, tools and methods used in performing the services hereunder (including, without limitation, patent, copyright and trademark infringement, missapropriation of trade secrets, and other infringements of intellectual property rights)

provided that, Supplier shall not be obligated to indemnify Client to the extent that any such claims (excluding item (ii), (v) and (vi) above) arise solely because Supplier was acting at Client’s express, specific written instructions. Supplier shall not enter into any stipulation or settlement that in any manner admits liability of Client or imposes any obligation on Client.

20.	Amendments, Modifications and Supplements. No amendment, modification or supplement to this Agreement will be binding on the parties hereto, unless such amendment, modification or supplement; (1) is in writing, signed by an authorized representative of both parties, and; (2) incorporates this Agreement by reference and identifies the specific sections or clauses contained herein which are amended, modified or supplemented or indicates that the material is new. The term “this Agreement” shall be deemed to include any future amendments, modifications and supplements.

21.	General Provisions.

a)	Press Releases. Any news release, public announcement, or other publicity pertaining to this Agreement or association of the parties with respect to the subject of this Agreement shall be subject to prior written approval of both parties

b)	Applicable Laws. Client agrees to cooperate and comply with any applicable laws or regulations that require Supplier to retain copies of or disclose any Client data or information; provided that such information shall remain Confidential Information and Supplier shall use its best efforts to limit any required disclosure and Supplier shall assist Client to obtain confidential treatment at Client’s expense and allow Client to participate in the proceeding.

c)	No Agency or Partnership. This Agreement is not intended to create any relationship other than Supplier as independent contractor performing services covered by this Agreement. Neither party is a partner or legal representative of the other for any purpose whatsoever. The persons provided by each party shall be deemed solely that party’s employees and shall be under the sole and exclusive direction and control of that party. They shall not be considered employees of the other party for any purpose.

d)	Independent Contractors. Each party shall remain an independent contractor with respect to the other and shall be responsible for compliance with all laws, rules and regulations involving, but not limited to, employment of labor, hours of labor, health and safety, working conditions and payment of wages. Each party shall also be responsible for payment of taxes, including federal, state and municipal taxes, chargeable or assessed with respect to its employees. Each party shall indemnify the other for any loss, damage, liability, claim, demand or penalty that may be sustained by reason of its failure to comply with this provision.

e)

Entire Agreement. This Agreement contains the entire agreement between the parties with the exception of its Exhibits, which are incorporated herein. This Agreement shall supersede all prior agreements and understandings between the parties with respect to the subject matter hereof. To the extent that any provision contained in any other document incorporated as part of this Agreement is inconsistent or conflicts with this Agreement, the provisions of this Agreement shall control. This Agreement may be amended only in writing signed by both parties.

f)	Compliance with Laws. Both parties agree to comply with all federal, state, local laws and regulations that are applicable to the services to be provided herein. Supplier agrees to notify Client promptly and provide copies of any notices or other communication, whether oral or written, from or to any government agency or non-governmental entity with respect to notices of non-compliance or alleged non-compliance with any applicable federal, state or local laws relating to any activities contemplated under this Agreement. In performing the services set forth in this Agreement, Supplier hereby respresents and warrants that it (a) is a corporation, validly existing and in good standing under the laws of the State of Washington, and has all requisite corporate power and authority to execute, deliver and perfom its obligations under this Agreement, (b) has obtained and will maintain any any license, consent, permit, approval or authorization of any person or entity, or any notice to any person or entity, the granting of which is required by any law, rule or regulation relating to Supplier’s business or the provision of the services provided hereunder, and (c) will comply with the U.S. Foreign Corrupt Practices Act and all export laws, restrictions, national security controls and regulations of the United States, India and other applicable foreign agency or authority, and not to export or re-export, or allow the export or re-export of, any Client Materials, Client Systems and Tools, User Information or any other Confidential Information of Client, or any copy or direct product of any of the foregoing in violation of any such restrictions, laws or regulations. Supplier shall be responsible for any fines and penalties arising from Supplier’s noncompliance with any law, legislative enactment or regulatory requirement applicable to Supplier’s business or its provision of such services, except to the extent such noncompliance was caused by Client.

g)	Notices. Any notice, which may be or is required, to be given under this Agreement shall be written. All written notices shall be sent by registered or certified mail, postage prepaid, return receipt requested or by any other prepaid delivery method, which is traceable. A fax notice does not constitute receipt of notice and must be followed by written notice. All such notices shall be deemed to have been given when received or properly addressed to the attention of a party’s General Counsel and Supplier’s CEO at the address set forth above.

h)	Governing Law. The validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of California, without regard to its laws on the conflicts of laws, and without regard to the United Nations Convention on Contracts for the International Sale of Goods or any other international law or treaty. The parties hereby submit to the sole and exclusive personal jurisdiction of, and agree that any dispute and cause of action with respect to or arising under this Agreement shall be brought in the United States District Courts, or the state courts of the State of California.

i)	Waiver. Failure of either party to exercise its rights under this Agreement shall not be construed as a waiver thereof and shall not prevent said party from thereafter enforcing strict compliance with any of the terms of this Agreement.

j)	Counterparts. This Agreement may be executed and delivered in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

k)	Headings. The section headings contained in this Agreement are inserted for convenience only and shall not in any way affect the meaning or interpretation of this Agreement.

l)	Force Majeure. Neither party will incur any liability to the other party on account of any loss or damage resulting from any delay or failure to perform all or any part of this Agreement if such delay or failure is caused, in whole or in part, by events, occurrences, or causes beyond the reasonable control and without negligence of the parties and could not have been prevented by reasonable (at such time) precautions. Such events, occurrences, or causes will include, without limitation, acts of God, strikes, lockouts, riots, acts of war, failures of the Internet, earthquakes, fire and explosions. For purposes of clarity, the foregoing shall apply only to those obligations affected by such an event and for as long as such an event continues and such party continues to use its diligent efforts to recommence performance whenever and to whatever extent possible without delay, including through the use of alternate sources, workaround plans or other means. The occurrence of such an event does not excuse, limit or otherwise affect Supplier’s obligation to provide disaster recovery services described in Section 9. Whenever such an event causes Supplier to allocate limited resources between or among Supplier’s customers, Supplier shall not provide to any other customers of Supplier priority over Client. Notwithstanding the foregoing, Client may terminate this Agreement if any delay in Supplier’s perfromance continues for a period of more than thirty (30) days.

m)	Assignment. This Agreement shall not be assigned by either party without express written agreement from the other party; provided that Client may assign this Agreement without the consent of Supplier to any person or entity that acquires all or substantially all of Client’s business, assets or equity securities by merger, stock sale, or other means and the assignee has agreed in writing to fulfil the Client’s obligations of this Agreement.

n)

Inspection and Audit. Upon forty-eight (48) hours, Client shall have the right during regular business hours to visit and inspect the premises of Supplier where the services under this Agreement are being performed or at which any property of Client is being held or stored by Supplier and to interview Supplier’s employees working on Client’s services. Client and its representatives shall have the right to inspect and audit such records or any other documentation pertaining to the services upon advanced notice and during normal business hours without interference to Supplier’s business activities. Client shall bear the full costs of such audit; provided however, that if the results of the audit reveal an overcharge of the greater of US $10,000 or greater than five percent (5%) for the audit period in question, Supplier will reimburse Client for its incurred costs of that audit plus equally share with the client the reasonably incurred costs of one followup audit that Client may choose to perform in the one-year period following the audit that discovered the discrepancy. The amount of any overpayment shall be due within thirty (30) days following such determination together with interest calculated from the date originally paid by Client.

o)	Non-Exclusive Relationship. This Agreement is nonexclusive and the parties are not restricted from dealing with other companies or organizations not party to this Agreement with respect to providing or securing services similar to or equivalent to the services which are subject of this Agreement.

p)	Severability. If any term or condition of this Agreement is held invalid or unenforceable, that provision shall be held to be enforceable to the maximum extent possible (and if completely unenforeceable, then severable) and the remaining terms and conditions shall remain in full force and effect and shall not be affected thereby.

q)	Insurance. Supplier shall at all times carry and maintain in full force and effect the following insurance, at its sole cost and expense, to insure against risks or liability for which Supplier is responsible:

1. Commercial General Liability Insurance. Supplier shall maintain commercial general liability insurance, including premises liability, products liability, completed operations coverage, and, with limits of not less than [***] per occurrence for bodily injury (including death) and property damage, covering all of Supplier’s operations under this Agreement; provided that for Supplier’s Indian operations and facilities, Supplier shall maintain bodily injury coverage with limits that are commercially reasonable for the industry in India.

2. Workers Compensation and Employers Liability. Supplier shall maintain workers compensation and employers liability coverage, which must comply with all statutory regulations in the country and state where the services under this Agreement are performed.

3. Professional (Errors and Omissions) Liability. Supplier shall maintain errors & omissions liability coverage including contractual liability insurance with minimum limits of [***] annual aggregate. Such coverage shall be maintained for a period of not less than three (3) years after the termination of this Agreement.

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Each of Supplier’s and its approved contractors’ insurance policies shall: (i) be issued by U.S. companies that have an A.M. Best rating of not less than “A-,” and are in a size category which is not lower than “VIII”; (ii) be primary and noncontributory with any of Client’s insurance; (iii) name Client as an additional insured (except workers compensation, employers liability and errors and omissions coverages); and (iv) provide Client with thirty (30) days prior written notice of cancellation, non-renewal or material change in the form or limits of coverage. Supplier and each of its approved contractors shall cause its insurance carriers, brokers or agents to issue to Client certificates of insurance evidencing all insurance coverages required by this section. Notwithstanding any other provision of this Agreement, failure to provide the coverages provided for herein shall be grounds for immediate termination of this Agreement. None of the foregoing requirements as to the type and limits of insurance to be maintained by Supplier and its approved contractors are intended to and shall not in any manner limit or qualify the liabilities and obligations for which Supplier is responsible under this Agreement or by law.

r)	Survivability. The terms and conditions of Sections 5 (related to post-termination support), 15, 16, 17, 18, 19, 20, 21 and 22 of this Agreement (and all indemnity obligations hereunder) will survive any termination or expiration of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives as of the date first written above.

BUY.COM INC.		VCUSTOMER CORPORATION

By:	/s/ Sherman Atkinson	By:	/s/

Title:	President, BuyServices Inc.	Title:	President and CEO

Date:	April 6, 2004	Date:	April 13, 2004

Exhibit A

I. Staffing Requirement:

Customer Care Representatives (CCRs)

Based on the information provided, the Supplier will staff this account to provide Voice, E-mail, chat and Data Processing Support for 24 hours per day, 7 days per week.

Data Processing, Voice & E-mail Support will be staffed to ensure that incoming volumes are handled such that service level requirements and productivity targets are achieved.

Appropriate staff levels is a topic of regular discussions between the Program Manager and all clients, and our Program Manager will continually analyze the appropriateness of the current staff levels in order to ensure that Client Service Level Requirements are being met.

II. Scope of Services:

The Services provided for the Client by the Service Provider are as follows:

a) Providing dedicated staff to undertake the following activities:

1.	Data Processing, Voice, Chat & E-mail Support is required for a 24-hour period, 7 days per week.

•	Trained agents staffed at appropriate levels for the volume commitments.

•	Documentation of fail-over mechanisms.

•	Identification of escalation processes.

•	Provide performance reports, to include daily summaries of activity and including a weekly summary of the quantity and types of transactions processed, exact specifications of which will be worked out between the Client and vCustomer during project implementation.

•	Administrative support activities.

2.	Custom Technology Development

•	Self Service engine to service customer queries with the goal of limiting customer interactions through email or other means.

•	Web Forms to allow customers to send detailed information to customer service representatitives.

•	Implement customized email platform to allow for personalized, templatized and automated responses.

•	Build analytic reporting capability on website portal.

3.	Technology Implementation and Project Management

•	Implement a Website Quality Assurance Program.

•	Manage technology roll out for self service,email applications and IVR setup and maintenance, refer to Exhibit C.

•	Manage analytic process and ensure ability to dynamically create reports.

b) Additional services as may be required by the Client from time to time, as notified by the Client orally at meetings with the Supplier (which meetings shall have minutes taken by the Service Provider at the request of the Client), and such meetings or agreed minutes by the parties to constitute notice to the Supplier for the purposes of providing such services. VCustomer is providing a Project Manager assigned to this project and to the success of this relationship, and who will be responsible for daily communications with the client representative(s) as well as all aspects of ensuring effective service delivery. Unless otherwise agreed to in writing, all such additional services shall be billed at the rates set forth in this Exhibit A based on a fixed-fee budget provided by Supplier.

III. Service Initiation Fee

A one-time service initiation fee will be assessed to cover vCustomer’s set-up cost to begin providing service to Buy.com. This fee is [***]

IV. Telecommunications Charges

Client will pay for any domestic leased circuit, if not provided by Client, to support required agent connectivity to Client systems. In addition Client is responsible for all domestic outbound call usage charges. Supplier will pay all related international telecom costs for routing of incoming/outgoing activity to/from Supplier’s Indian call centers, including leased line and all associated per minute charges for delivery of voice and data to India. In case client chooses the option of normal PSTN, there will be no extra charges.

V. Pricing

With respect of those Services described above, the following fees will be charged:

Customer Care Representatives:

E-mail & Chat Support:

[***]

These prices are valid for [***] after the signing of the Agreement.

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Development and Customization Services:

a)	Project Management fees for information services work will be billed at a rate of [***], including all program implementation fees.

b)	Development fees for information services will be billed at a rate of [***]. (Includes database programming, web based development, forms development and application/driver development.

This billing rate is valid for [***] after the signing of the Agreement.

[***]

VI. Service Level Requirements

[***]

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Table 1.0

Service Level Requirements

[***]

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Amendment 1 to Buy.com/vCustomer Master Services Agreement

This Amendment Number 1 (the “First Amendment”) to the Master Services Agreement, Effective Date of April 5th, 2004 between Buy.com and vCustomer (the “Agreement”) is effective January 1, 2005 (“Amendment Effective Date”), and modifies, amends and changes the Agreement as set forth below. This Amendment is entered into by and between Buy.com and vCustomer, who are the current parties to the Agreement (the “Parties”).

Unless expressly modified here, all other terms and conditions in the Master Service Agreement remain in full force and effect.

Section 4. Term of Contract. The term of the Agreement is hereby extended until January 1, 2007.

Section V., Pricing is amended as follows:

Other Support Services

•	Traffic Desk Specialist [***]

•	Documentation and Training Specialist – Duties include, without limitation, revising Sherlock and posting Hot news at least daily and preferably once in morning and once in evening and then coordinating that up with their training docs for new classes. For purposes of clarity, (a) all such documentation shall be the sole and exclusive property of Buy.com and shall match existing documentation in style and quality, (b) hot news updates must be done at least within 8 business hours of receipt and Sherlock and training material must be updated at least every 5 days, (c) proofs of all completed edits must be emailed to the Director of CS at Aliso, (d) the entire training library, Sherlock, and hot news documentation must be maintained so Aliso Office has online access to it 24 hours a day excepting reasonable maintenance periods not to exceed one hour per week, (e) Buy.com determines who does or does not have access to the documentation and how it will be used (this includes password lists and IP restrictions), and (f) the entire training library must be turned over to Buy.com upon request either via electronic means such as burned disk or FTP (this might be at any time during the contract period or during more than one occasion). No additional Cost - PTE**

*	FTE is 24X7. Price includes all expenses.

**	PTE = Part Time Equivalent. Equals 40 hours of work time per week provided according to a mutually agreeable schedule. There will be no service level performance benchmarks associated with this position other than those expressly set forth above, and there is no carryover of unused time to other months.

[***]

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Table 1.0 Service Level Requirements is replaced with the following:

Table 1.0

Service Level Requirements

[***]

vCustomer hereby agrees and consents to Buy.com’s identification of vCustomer as Buy.com’s 1st Tier customer support provider in any future public financing or reporting document or filing (including, without limitation, any future IPO of Buy.com).

IN WITNESS WHEREOF, the Parties, by and through their respective representatives, hereby execute this Amendment

VCUSTOMER CORPORATION		BUY.COM

By:	/s/ Chris Massot	By:	/s/ Neel Grover

Name:	Chris Massot	Name:	Neel Grover

Title:	VP of Sales & Client Services	Title:	President

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.